UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2013

BELO CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-8598	75-0135890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Record Street Dallas, Texas	75202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 977-6606

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2013, the Compensation Committee (the “Committee”) approved 2013 compensation arrangements for the Company’s executive officers. The Committee granted time-based restricted stock units (TBRSUs) and performance-related restricted stock units (PBRSUs) under its Executive Compensation Plans to the following named executive officers in the amounts indicated:

Name	Title	TBRSUs	PBRSUs
			(at Target)
Dunia A. Shive	President and Chief Executive Officer	65,600	98,400
Carey P. Hendrickson	Senior Vice President/Chief Financial Officer and Treasurer	20,900	31,300
Peter L. Diaz	President/Media Operations	28,400	42,600
Guy H. Kerr	Executive Vice President /Law and Government and Secretary	27,300	40,900

The terms and conditions of the vesting of the TBRSU and PBRSU awards are set forth in the form of award notification filed as Exhibit 10.1 to that certain Form 8-K filed March 5, 2012. The Committee did not award any stock options. The Committee also set 2013 base salaries as follows: Dunia A. Shive—$820,000; Carey P. Hendrickson—$415,000; Peter L. Diaz—$565,000; and Guy H. Kerr—$542,500, which represent 0.0%, 3.8%, 2.7% and 2.3% increases, respectively, over their 2012 base salaries. These increases will be effective beginning in April.

Target cash bonus opportunities for 2013 were set at 100%, 55%, 55% and 55%, respectively, of these named executive officers’ base salaries. For 2013, subject to the availability of a sufficient performance-based incentive pool in compliance with the exemption under Section 162(m) of the Internal Revenue Code, as amended, the payment of up to 25 percent of each named executive officer’s cash bonus opportunity depends on such officer’s attainment of his or her individual non-financial performance objectives, as determined by the Committee; and 75 percent of each named executive officer’s cash bonus opportunity is based upon financial performance (earnings per share). The 2013 individual non-financial objectives for the named executive officers encompass objectives related to strategic and financial planning, digital initiatives, leadership talent, investor relations, revenue performance, information technology, operational efficiency, risk management, regulatory affairs, and other matters.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2013	BELO CORP.

	By:	/s/ William L. Hamersly
William L. Hamersly Vice President/Human Resources